Hostopia reports first quarter results to June 30, 2007

MISSISSAUGA, ON and FT. LAUDERDALE, FL – August 13, 2007 -- Hostopia.com Inc. (TSX: H), a leading provider of web services that enable small and medium-sized businesses to establish and maintain an internet presence, today reported its unaudited financial results for the first quarter ended June 30, 2007. All figures are in U.S. dollars unless otherwise stated.

Highlights

•	Q1 revenue increased 15.9% year over year, 6.8% sequentially from Q4
•	29th consecutive quarter of increasing revenue
•	15th consecutive quarter of positive operating income
•	Acquired leading wireless syncing technology from Nexthaus, Inc.
•	Added 3,000 end users and 375,000 email accounts
•	Subsequent to the end of the quarter, entered into a patent license agreement with j2 Global Communications, Inc. for fax-to-email services.

“We are pleased with our first quarter financial and operational results,” said Colin Campbell, Hostopia's CEO. “The company showed good revenue growth, driven by the 375,000 email accounts we migrated in the quarter. Operationally we also made significant progress preparing for a very large United Kingdom website migration that will be largely completed in our second quarter. These migrations on their completion will help accelerate our revenue growth and improve our profitability over the remainder of the year.”

Financial Results for the First Quarter of Fiscal 2008

Revenues increased 15.9% to $6.3 million in the three months ended June 30, 2007, compared to the same period last year. This was the 29th consecutive quarter of higher revenues. Sequential revenue growth of 6.8% in the first quarter was primarily due to the migration of 375,000 email accounts onto the Hostopia platform, as well as website end-user growth from existing and new customers.

In the first quarter, gross profit of $5.4 million increased by $660,000 compared to last year as higher revenues were partially offset by a 1.5% decline in gross margin. Income before interest and income taxes was $385,000, down $411,000 from the first quarter of last year. This decrease was due to a $1.1 million increase in operating expenses resulting primarily from: (1) increased personnel to develop the new revenue opportunities of Website Experts and the Nexthaus syncing technology that are still in the revenue development phase, (2) higher amortization expenses related to the acquisition of licensed technology and Nexthaus, (3) higher technical support costs to service our larger end-user base, (4) higher project management costs associated with the migration of email accounts onto our platform and (5) significantly higher general and administration expenses related to public company costs.

As revenues continue to grow over the remainder of the year, both from our existing and expanding customer base as well as additional product offerings, we expect our quarterly income before interest and taxes will improve back towards and then through the level achieved in fiscal 2007.

Income before income taxes of $706,000 was $107,000 lower than the same period last year as lower income before interest and taxes was largely offset by $304,000 higher net interest income. Net income of $413,000 was $65,000 lower than last year. Basic and diluted net income per common share were $0.04, compared to $0.11 and $0.07 respectively for the first quarter of last year. Net income per share declined primarily because of the significant increase in shares outstanding related to the Company’s public offering of 4.83 million shares in the third quarter of last year.

Subsequent events

In July, Hostopia began the process of opening a new customer contact and interaction center in Miramichi, New Brunswick.

In August, Hostopia entered into a license agreement with j2 Global Communications, Inc. for its fax-to-email patents. This agreement enables Hostopia to enter the wholesale services market for fax-to-email applications to sell to telecommunication providers.

Outlook

“Our investments in Website Experts and Nexthaus, while lowering profitability in the short-term, positions us for strong long-term revenue and profit growth. We intend to keep investing in the business both organically as well as by opportune acquisitions of businesses with technology or end-users. I am also very excited by the opportunity presented by our recently acquired ability to sell j2 Global’s patented fax-to-email applications to our current and future customers.” said Mr. Campbell. “While we are investing in the future, we expect our profitability will improve through out the remainder of fiscal 2008 as we migrate more than 40,000 end-users onto our platform. These expected additions, combined with our growth in the first quarter and our expanding service offering, means we are well with-in reach of our 18 to 22% revenue growth target.”

About Hostopia.com Inc.

Hostopia is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence. The company's customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars, and web hosting service providers. Hostopia's customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. The company provides customers with the technology, infrastructure, and support services to enable them to offer web services, while saving them research and development as well as capital and operating costs typically associated with the design, development, and delivery of web services.

Forward-Looking Statements

This news release includes certain "forward-looking statements" and forward-looking information that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements and forward-looking information include, but are not limited to, plans, objectives, expectations and intentions, growth trends and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net end-user additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth or referenced under the caption "Risk Factors" in Hostopia's Form 10-K for the year ended March 31, 2007. This filing is available on web sites maintained by the Securities and Exchange Commission at www.sec.gov and SEDAR at www.sedar.com. Readers are cautioned not to place undue reliance on forward-looking statements as actual future results and events could differ materially from that expressed in the forward-looking statements. Hostopia does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Conference Call Information

Hostopia will hold its first quarter conference call on Monday, August 13, 2007, at 5:15 p.m. EDT. Colin Campbell, Chief Executive Officer and Michael Mugan, Chief Financial Officer, will discuss financial results and performance for the three months ended June 30, 2007.

To access the call, please dial 416-644-3421 or 1-800-731-5774

A replay of the conference call will be available as of 7:15 p.m. EDT, Monday

August 13, 2007 until midnight, Monday, August 20, 2007. To access the replay, call 416-640-1917 or 1-877-289-8525, followed by passcode 21243167, followed by the number sign.

To listen to live Webcast of the call please enter http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=1970100 in your web browser

Further Information:

Michael Mugan	Gordie Campbell
Chief Financial Officer	Investor Relations
Hostopia.com Inc.	Hostopia.com Inc.
Tel: (905) 671-7211	Tel: (877) 444-4116
Email: invest@hostopia.com

Hostopia.com Inc.

Consolidated Balance Sheets

(Expressed in U.S. dollars)

	June 30, 2007	March 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,373,375	$27,367,667
Trade accounts receivable, net of allowance for doubtful accounts of $103,263; (March 31, 2007 - $114,755)	1,747,473	1,320,422
Deferred tax assets	162,000	117,000
Income taxes recoverable	838,898	-
Prepaid expenses	318,552	377,242
Total current assets	29,440,298	29,182,331

Property and equipment, net of accumulated amortization of $5,625,588; (March 31, 2007 - $5,163,911)	3,590,021	2,922,677
Other assets	63,056	60,997
Intangible assets, net of accumulated amortization of $1,863,231; (March 31, 2007 - $1,594,348)	2,651,812	1,690,284
Deferred tax assets	1,227,000	1,101,000
Total assets	$36,972,187	$34,957,289

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$360,264	$380,040
Accrued liabilities	1,017,366	705,229
Payroll and other taxes payable	157,255	34,956
Income taxes payable	-	269,020
Current portion of deferred lease inducements	79,900	79,900
Deferred revenue	907,118	983,299
Current portion of long-term liability	354,180	72,000
Total current liabilities	2,876,083	2,524,444
Deferred lease inducements	219,453	237,035
Long-term liability	-	292,957
Total liabilities	3,095,536	3,054,436
Stockholders’ equity:
Capital stock
Authorized:
30,000,000 common shares, par value $0.0001
Issued and outstanding
11,534,871 common shares (March 31, 2007 - 11,097,251 common shares)	217,112	217,069
Additional paid-in capital	32,615,107	31,054,703
Accumulated other comprehensive loss	(43,881)	(43,881)
Retained earnings	1,088,313	674,962
Total stockholders’ equity	33,876,651	31,902,853
Total liabilities and stockholders’ equity	$36,972,187	$34,957,289

Hostopia.com Inc.

Consolidated Statements of Operations

(Expressed in U.S. dollars)

(Unaudited)

	Three months ended June 30,
	2007	2006
Revenues
Webhosting and applications services	$6,067,225	$5,219,420
Other services	195,468	182,116
Total revenues	6,262,693	5,401,536
Cost of revenues
Webhosting and applications services	763,261	562,772
Other services	85,093	84,716
Total cost of revenues	848,354	647,488
Gross profit	5,414,339	4,754,048
Expenses
Sales and marketing (a)	1,387,312	1,202,350
Research and development (a)	885,337	712,485
Project management (a)	530,006	416,458
Technical support (a)	914,374	678,876
General and administrative (a)	581,703	391,319
Amortization of intangible assets	268,883	158,422
Amortization of property and equipment	461,675	398,260
	5,029,290	3,958,170
Income before the undernoted	385,049	795,878
Interest income	325,508	21,529
Interest (expense)	(4,206)	(4,206)
	321,302	17,323
Income before income taxes	706,351	813,201
Income taxes (recovery)
Current	464,000	406,000
Deferred	(171,000)	(71,000)
	293,000	335,000
Net income	$413,351	$478,201

Net income per share
Basic	$0.04	$0.11
Diluted	0.04	0.07
Weighted average number of common shares outstanding
Basic	11,285,370	4,032,336
Diluted	11,481,970	6,774,521
(a) Stock-based compensation is included in operating expenses as follows:
Sales and marketing	$29,970	$34,315
Research and development	16,202	5,443
Project management	4,657	3,036
Technical support	3,633	4,544
General and administrative	10,878	9,761
	$65,340	$57,099

Hostopia.com Inc.

Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

(Unaudited)

	Three months ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$413,351	$478,201
Items which do not involve cash:
Amortization	730,558	556,682
Stock-based compensation	65,340	57,099
Excess tax benefits from stock-based compensation	(289,000)	-
Non-cash interest	4,206	4,206
Deferred income taxes	(171,000)	(71,000)
Deferred lease inducements	(17,582)	(12,128)
Change in operating assets and liabilities
Trade accounts receivable	(427,051)	188,318
Prepaid expense	58,690	(89,009)
Accounts payable	(19,776)	292,087
Accrued liabilities	312,137	173,437
Payroll taxes and other taxes payable	122,299	(11,677)
Income taxes payable	(818,918)	(89,000)
Deferred revenue	(76,181)	16,492
Cash flows from operating activities	(112,927)	1,493,708

Cash flows from (used in) financing activities:
Issue of common shares on exercise of stock options	1,206,107	-
Deferred initial public offering costs	-	(616,595)
Repayment of long-term liabilities	(14,983)	(35,415)
Excess tax benefits from stock-based compensation	289,000	-
Cash flows from (used in) financing activities	1,480,124	(652,010)

Cash flows from investing activities:
Acquisition of property and equipment	(1,129,019)	(268,832)
Acquisition of intellectual property	(1,230,411)	(5,910)
Cash flows from investing activities	(2,359,430)	(274,742)
Effect of currency translation on cash balances	(2,059)	(1,130)

Increase (decrease) in cash and cash equivalents	(994,292)	565,826

Cash and cash equivalents, beginning of period[1]	27,367,667	3,038,217
Cash and cash equivalents, end of period	$26,373,375	$3,604,043

Supplemental cash flow information:
Interest paid	$-	$-
Income taxes paid	1,382,918	495,000

_________________________

1  Cash and cash equivalents consists primarily of an amount invested in a highly rated money market mutual fund, as well as cash on deposit and bank certificates of deposit.